Exhibit 99.1

American Financial Group, Inc. Announces First Quarter Results

•	Core net operating earnings $1.00 per share, up 9% from the comparable 2013 period

•	Repurchased 419,938 shares at an average price of $56.68 per share during the quarter

•	Adjusted book value $46.79 per share at March 31, 2014; up 2% since year end

•	Full year 2014 core net operating earnings guidance affirmed at $4.50 – $4.90 per share

Cincinnati, Ohio – May 6, 2014 – American Financial Group, Inc. (NYSE/NASDAQ: AFG) today reported 2014 first quarter net earnings attributable to shareholders of $103 million ($1.13 per share) compared to $120 million ($1.32 per share) for the 2013 first quarter. The 2014 first quarter results include $12 million ($0.13 per share) in after-tax net realized gains compared to $36 million ($0.40 per share) in the prior year period. Book value per share, excluding appropriated retained earnings and unrealized gains on fixed maturities, increased by 2% to $46.79 per share during the quarter. Annualized return on equity was 10.3% and 12.8% for the first quarters of 2014 and 2013, respectively.

Core net operating earnings were $91 million ($1.00 per share) for the 2014 first quarter, compared to $84 million ($0.92 per share) in the 2013 first quarter. Higher underwriting profitability in our Specialty Property and Casualty (“P&C”) insurance operations was partially offset by slightly lower earnings in our Annuity segment. Core net operating earnings for the first quarters of 2014 and 2013 generated annualized returns on equity of 9.1% and 8.9%, respectively.

During the first quarter of 2014, AFG repurchased 419,938 shares of common stock at an average price per share of $56.68.

AFG’s net earnings attributable to shareholders, determined in accordance with U.S. generally accepted accounting principles (“GAAP”), include certain items that may not be indicative of its ongoing core operations. The following table identifies such items and reconciles net earnings attributable to shareholders to core net operating earnings, a non-GAAP financial measure that AFG believes is a useful tool for investors and analysts in analyzing ongoing operating trends.

	Three months ended March 31,
In millions, except per share amounts	2014	2013
Components of net earnings attributable to shareholders:
Core net operating earnings(a)	$91	$84
Realized gains	12	36

Net earnings attributable to shareholders	$103	$120

Components of Earnings Per Share:
Core net operating earnings(a)	$1.00	$0.92
Realized gains	0.13	0.40

Diluted Earnings Per Share	$1.13	$1.32

Footnote (a) is contained in the accompanying Notes to Financial Schedules at the end of this release.

S. Craig Lindner and Carl H. Lindner III, AFG’s Co-Chief Executive Officers, issued this statement: “Our specialty insurance businesses performed well during the first three months of 2014, with solid P&C underwriting results and continued strong profitability in our Annuity segment. Our insurance professionals continue to be disciplined with pricing, yet opportunistic in growing our portfolio of niche businesses.

“At April 1, 2014, following the acquisition of Summit, AFG had approximately $685 million of excess capital (including parent company cash of approximately $100 million). Other recent additions to our portfolio of specialty P&C insurance businesses, coupled with the recent significant growth in our Annuity segment and Specialty Casualty operations, as well as share repurchases, have provided attractive opportunities to deploy our excess capital. We will continue to invest excess capital when we see potential for healthy, profitable organic growth, and opportunities to expand our specialty niche businesses through acquisitions and start-ups that meet our target return thresholds. We will also make opportunistic share repurchases when it makes sense to do so and return capital to shareholders through dividends.

“Based on results for the first three months of the year, we continue to expect core net operating earnings in 2014 to be between $4.50 and $4.90 per share. Our core earnings per share guidance excludes non-core items such as realized gains and losses, as well as other significant items that may not be indicative of ongoing operations.”

Specialty Property and Casualty Insurance Operations

The Specialty P&C insurance operations generated an underwriting profit of $59 million in the 2014 first quarter, compared to $48 million in the first quarter of 2013. The combined ratio was 92.2%, 0.9 points lower than the comparable prior year period. Higher underwriting profitability in our Specialty Casualty Group was partially offset by lower profitability in our Property and Transportation and Specialty Financial Groups.

Gross and net written premiums were up 11% and 7%, respectively, in the 2014 first quarter compared to the same quarter a year earlier. Although net written premiums were higher in all of AFG’s Specialty P&C groups, the Specialty Casualty Group was a primary driver of this growth. Further details about AFG’s specialty P&C operations may be found in the accompanying schedules.

The Property and Transportation Group reported an underwriting profit of $6 million in the first quarter of 2014 compared to $10 million in the first quarter of 2013. Improved results in our transportation and property and inland marine operations were more than offset by lower profitability in our agricultural operations. Catastrophe losses in this group were $9 million, primarily as a result of winter storms in the month of January, compared to $10 million in the 2013 first quarter. Gross and net written premiums were up 7% and 3%, respectively, during the first quarter of 2014, primarily due to higher premiums in our transportation businesses resulting from rate increases. Net written premiums were also impacted by a more conservative funding strategy for our crop insurance business. Pricing in this group was up approximately 4% on average for the quarter.

The Specialty Casualty Group reported an underwriting profit of $38 million in the first quarter of 2014, compared to $19 million in the first quarter of 2013, reflecting higher underwriting profits in our workers’ compensation and excess and surplus businesses. Gross and net written premiums for the first quarter of 2014 were up 18% and 12%, respectively. While nearly all businesses in this group reported growth, our workers’ compensation, excess and surplus lines and targeted markets businesses were primary drivers of the higher premiums. New business opportunities, increased exposures on existing accounts and sustained pricing increases have driven the growth in our workers’ compensation businesses. Strong premium growth in our excess and surplus and targeted markets businesses is the result of broadening opportunities to write business coupled with the benefit from rate increases over multiple quarters. Pricing was up approximately 3% on average for the quarter.

The Specialty Financial Group reported an underwriting profit of $10 million in the first quarter of 2014, compared to $13 million in the comparable 2013 period. Higher underwriting profits in our fidelity and crime and surety businesses were more than offset by lower profitability in our trade credit and financial institutions businesses. Gross written premiums were down slightly during the first quarter, while net written premiums increased 3%. Growth in gross written premiums was tempered by the October 2013 sale of a service contract business, which ceded all of its premiums under reinsurance contracts. Pricing in this group was flat for the first quarter of 2014.

Carl Lindner III noted, “It has been a productive and exciting quarter. We recently announced or completed additions to our Specialty P&C business with the launch of our new Aviation Division, the closing of the Summit acquisition and the purchase of renewal rights that will grow our Public Sector Division. Each of these transactions provides an attractive opportunity to enter new niches or expand our portfolio of Specialty P&C businesses. I’m also pleased that we continued to achieve organic growth in nearly all of our Specialty Casualty businesses during the quarter.

“Based on results during the first three months of the year, we continue to expect an overall 2014 calendar year combined ratio in the 91% to 95% range and estimate net written premium growth to be between 17% and 21%, which assumes the inclusion of nine months of Summit premiums. Overall renewal pricing was up 3% during the quarter, in line with our objectives.”

Annuity Segment

AFG’s annuity operations contributed $73 million in pretax core earnings in the first quarter of 2014 compared to $76 million in the first quarter of 2013, a decrease of $3 million or 4%. While AFG’s average annuity investments grew nearly 20% over the last year, the benefit of this growth was more than offset by (i) the runoff of higher yielding investments and (ii) the impact of the significant decrease in interest rates and a relatively flat stock market in the first quarter of 2014 on the accounting for fixed-indexed annuities (compared to an increase in interest rates and positive stock market performance in the first quarter of 2013). AFG’s net spread earned was 1.30% in the first quarter of 2014, a decrease of 28 basis points from the comparable previous year period.

See the accompanying schedules for information about spreads for AFG’s fixed annuity operations.

The Annuity segment reported statutory premiums of $967 million in the first quarter of 2014, an increase of 55% from the comparable prior year period, but approximately 30% lower than the fourth quarter of 2013. The year-over-year increase was largely the result of growth in sales of fixed indexed annuities in the financial institutions market. New products, expanded distribution and improved market penetration within existing distribution channels contributed to this growth. The sequential decline in premium reflects the impact of lower interest rates on the attractiveness of annuities and our commitment to maintain pricing discipline, as well as seasonality in premium volume. Although the fourth quarter premium volume is historically higher than the first quarter, factors such as new market entrants and aggressive pricing by competitors also contributed to lower premiums in the first quarter of 2014.

Craig Lindner stated, “I’m very pleased with our continued strong annuity earnings. These results demonstrate careful execution of our strategy, which is focused on a balance of disciplined pricing, consumer friendly product design, superior investment results and the successful expansion and penetration of our distribution channels. Based on the results through the first three months of 2014, assuming no significant change in interest rates or the stock market, we continue to expect that the full year 2014 core pretax annuity operating earnings will be flat compared to the $328 million reported for the full year of 2013. Significant changes in market interest rates and/or the stock market could lead to significant positive or negative impacts on the Annuity segment’s results. Based on information currently available, we also continue to expect that premiums for the full year of 2014 will be flat when compared to the $4 billion achieved for the full year in 2013.”

More information about premiums and the results of operations for our Annuity segment may be found in our Quarterly Investor Supplement, which is posted on our website.

Run-off Long-Term Care and Life Segment

AFG’s run-off long-term care and life segment incurred a pretax core operating loss of $2 million in the first quarter of 2014 compared to a pretax core operating loss of $1 million in the comparable prior year period.

Investments

AFG recorded first quarter 2014 net realized gains on securities of $12 million after tax and after deferred acquisition costs (DAC), compared to $36 million in the comparable 2013 period. Unrealized gains on fixed maturities were $556 million after tax and after DAC at March 31, 2014, an increase of $115 million since year end. Our portfolio continues to be high quality, with 86% of our fixed maturity portfolio rated investment grade and 97% with a National Association of Insurance Commissioners’ designation of NAIC 1or 2, its highest two categories.

First quarter 2014 P&C net investment income was approximately 2% higher than the comparable 2013 period.

More information about the components of our investment portfolio may be found in our Quarterly Investor Supplement, which is posted on our website.

About American Financial Group, Inc.

American Financial Group is an insurance holding company, based in Cincinnati, Ohio with assets in excess of $40 billion. Through the operations of Great American Insurance Group, AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses, and in the sale of fixed and fixed-indexed annuities in the retail, financial institutions and education markets. Great American Insurance Group’s roots go back to 1872 with the founding of its flagship company, Great American Insurance Company.

Forward Looking Statements

This press release contains certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements in this press release not dealing with historical results are forward-looking and are based on estimates, assumptions and projections. Examples of such forward-looking statements include statements relating to: the Company’s expectations concerning market and other conditions and their effect on future premiums, revenues, earnings and investment activities; recoverability of asset values; expected losses and the adequacy of reserves for long-term care, asbestos, environmental pollution and mass tort claims; rate changes; and improved loss experience.

Actual results and/or financial condition could differ materially from those contained in or implied by such forward-looking statements for a variety of reasons including but not limited to: changes in financial, political and economic conditions, including changes in interest and inflation rates, currency fluctuations and extended economic recessions or expansions in the U.S. and/or abroad; performance of securities markets; AFG’s ability to estimate accurately the likelihood, magnitude and timing of any losses in connection with investments in the non-agency residential mortgage market; new legislation or declines in credit quality or credit ratings that could have a material impact on the valuation of securities in AFG’s investment portfolio; the availability of capital; regulatory actions (including changes in statutory accounting rules); changes in the legal environment affecting AFG or its customers; tax law and accounting changes; levels of natural catastrophes and severe weather, terrorist activities (including any nuclear, biological, chemical or radiological events), incidents of war or losses resulting from civil unrest and other major losses; development of insurance loss reserves and establishment of other reserves, particularly with respect to amounts associated with asbestos and environmental claims and AFG’s run-off long-term care business; availability of reinsurance and ability of reinsurers to pay their obligations; trends in persistency, mortality and morbidity; competitive pressures, including those in the annuity distribution channels, the ability to obtain adequate rates and policy terms; changes in AFG’s credit ratings or the financial strength ratings assigned by major ratings agencies to our operating subsidiaries; and other factors identified in our filings with the Securities and Exchange Commission.

The forward-looking statements herein are made only as of the date of this press release. The Company assumes no obligation to publicly update any forward-looking statements.

Conference Call

The Company will hold a conference call to discuss 2014 first quarter results at 11:30 a.m. (ET) tomorrow, Wednesday, May 7, 2014. Toll-free telephone access will be available by dialing 1-877-459-8719 (international dial-in 424-276-6843). The conference ID for the live call is 28495431. Please dial in five to ten minutes prior to the scheduled start time of the call.

A replay will be available two hours following the completion of the call and will remain available until 11:59 p.m. (ET) on May 14, 2014. To listen to the replay, dial 1-855-859-2056 (international dial-in 404-537-3406) and provide the conference ID 28495431.

The conference call and accompanying webcast slides will also be broadcast live over the Internet. To listen to the call via the Internet, go to the Investor Relations page on AFG’s website, www.AFGinc.com, and follow the instructions at the Webcasts and Presentations link.

The archived webcast will be available immediately after the call via the same link on the Investor Relations page until May 14, 2014 at 11:59 p.m. (ET). An archived audio MP3 file will be available within 24 hours of the call.

Contact:

Diane P. Weidner

Asst. Vice President – Investor Relations

(513) 369-5713

Websites:

www.AFGinc.com

www.GreatAmericanInsuranceGroup.com

# # #

(Financial summaries follow)

This earnings release and AFG’s Quarterly Investor Supplement are available in the Investor Relations section of AFG’s website: www.AFGinc.com.

AMERICAN FINANCIAL GROUP, INC. AND SUBSIDIARIES

SUMMARY OF EARNINGS AND SELECTED BALANCE SHEET DATA

(In Millions, Except Per Share Data)

	Three months ended March 31,
	2014	2013
Revenues
P&C insurance net earned premiums	$754	$687
Life, accident & health net earned premiums	28	30
Net investment income	361	326
Realized gains	19	57
Income (loss) of managed investment entities:	28	34
Investment income
Loss on change in fair value of assets/liabilities	—	(8)
Other income	21	22

Total revenues	1,211	1,148

Costs and expenses
P&C insurance losses & expenses	696	644
Annuity, life, accident & health benefits & expenses	246	210
Interest charges on borrowed money	18	18
Expenses of managed investment entities	20	22
Other expenses	70	79

Total costs and expenses	1,050	973

Earnings before income taxes	161	175
Provision for income taxes	54	62

Net earnings including noncontrolling interests	107	113
Less: Net earnings (loss) attributable to noncontrolling interests	4	(7)

Net earnings attributable to shareholders	$103	$120

Diluted Earnings per Common Share	$1.13	$1.32

Average number of diluted shares	91.6	91.0

	March 31,	December 31,
Selected Balance Sheet Data:	2014	2013
Total cash and investments	$32,727	$31,313
Long-term debt	$913	$913
Shareholders’ equity(b)	$4,747	$4,550
Shareholders’ equity (excluding appropriated retained earnings and unrealized gains/losses on fixed maturities)(b)	$4,191	$4,109
Book Value Per Share:
Excluding appropriated retained earnings	$52.99	$50.83
Excluding appropriated retained earnings and unrealized gains/losses on fixed maturities	$46.79	$45.90
Common Shares Outstanding	89.6	89.5

Footnote (b) is contained in the accompanying Notes to Financial Schedules at the end of this release.

AMERICAN FINANCIAL GROUP, INC.

SPECIALTY P&C OPERATIONS

(Dollars in Millions)

	Three months ended March 31,		Pct. Change
	2014	2013
Gross written premiums	$1,024	$925	11%

Net written premiums	$755	$704	7%

Ratios (GAAP):
Loss & LAE ratio	56.9%	56.5%
Underwriting expense ratio	35.3%	36.6%

Combined Ratio	92.2%	93.1%

Supplemental Information:(c)
Gross Written Premiums:
Property & Transportation	$376	$352	7%
Specialty Casualty	507	430	18%
Specialty Financial	141	143	(1%)

	$1,024	$925	11%

Net Written Premiums:
Property & Transportation	$284	$276	3%
Specialty Casualty	331	295	12%
Specialty Financial	116	113	3%
Other	24	20	20%

	$755	$704	7%

Combined Ratio (GAAP):
Property & Transportation	98.1%	96.5%
Specialty Casualty	87.8%	92.7%
Specialty Financial	91.0%	88.5%
Total Specialty Group	92.2%	93.1%

	Three months ended March 31,
	2014	2013
Reserve Development (Favorable)/Unfavorable:
Property & Transportation	$(4)	$(6)
Specialty Casualty	(24)	(16)
Specialty Financial	(1)	(6)
Other	(3)	(5)

	$(32)	$(33)

Points on Combined Ratio:
Property & Transportation	(1.1)	(2.0)
Specialty Casualty	(7.7)	(6.2)
Specialty Financial	(0.7)	(4.8)
Total Specialty Group	(4.2)	(4.8)

Footnote (c) is contained in the accompanying Notes to Financial Schedules at the end of this release.

AMERICAN FINANCIAL GROUP, INC.

ANNUITY SEGMENT

(Dollars in Millions)

Components of Statutory Premiums

	Three months ended March 31,		Pct. Change
	2014	2013
Annuity Premiums by Market:
Financial Institutions Single Premium Retail Single Premium	$480 425	$194 360	147 18	% %
Education Market - 403(b)	50	55	(9%)
Variable Annuities	12	15	(20%)

Total Annuity Premiums	$967	$624	55%

Annuity Premiums by Product Type:
Fixed-Indexed Annuities Traditional Fixed Annuities	$772 183	$436 173	77 6	% %
Variable Annuities	12	15	(20%)

Total Annuity Premiums	$967	$624	55%

Components of Core Operating Earnings Before Income Taxes

	Three months ended March 31,		Pct. Change
	2014	2013
Revenues:
Net investment income Other income	$275 18	$248 14	11 29	% %

Total revenues	293	262	12%
Costs and Expenses:
Annuity benefits	168	134	25%
Acquisition expenses	31	31	—
Other expenses	21	21	—

Total costs and expenses	220	186	18%

Core operating earnings before income taxes	$73	$76	(4%)

Supplemental Fixed Annuity Information*

	Three months ended March 31,
	2014		2013
Average Fixed Annuity Reserves	$21,066		$17,506
Net Interest Spread Net Spread Earned	2.81 1.30	% %	2.99 1.58	% %

*	Excludes fixed annuity portion of variable annuity business.

AMERICAN FINANCIAL GROUP, INC.

Notes to Financial Schedules

a)	Components of core net operating earnings (in millions):

	Three months ended March 31,
	2014	2013
Core Operating Earnings before Income Taxes:
P&C insurance segment	$108	$96
Annuity segment	73	76
Run-off long-term care and life	(2)	(1)
Interest & other corporate expense	(41)	(45)

Core operating earnings before income taxes	138	126
Related income taxes	47	42

Core net operating earnings	$91	$84

b)	Shareholders’ Equity at March 31, 2014 includes $556 million ($6.20 per share) in unrealized after-tax gains on fixed maturities and $49 million ($0.55 per share) of retained earnings appropriated to managed investment entities. Shareholder’s Equity at December 31, 2013 includes $441 million ($4.93 per share) in unrealized after-tax gains on fixed maturities and $49 million ($0.55 per share) of retained earnings appropriated to managed investment entities. The appropriated retained earnings will ultimately inure to the benefit of the debt holders of the investment entities managed by AFG.

c)	Supplemental Notes:

•	Property & Transportation includes primarily physical damage and liability coverage for buses, trucks and recreational vehicles, inland and ocean marine, agricultural-related products and other property coverages.

•	Specialty Casualty includes primarily excess and surplus, general liability, executive liability, professional liability, umbrella and excess liability, specialty coverages in targeted markets, customized programs for small to mid-sized businesses and workers’ compensation insurance.

•	Specialty Financial includes risk management insurance programs for leasing and financing institutions (including collateral and lender-placed mortgage property insurance), surety and fidelity products and trade credit insurance.

•	Other includes an internal reinsurance facility.